UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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NRG Energy, Inc.
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NRG Energy’s Board of Directors Rejects
Exelon Corporation’s Revised Unsolicited Proposal
PRINCETON, NJ; July 8, 2009—NRG Energy, Inc. (NYSE: NRG) today announced that its Board of Directors has unanimously determined that the July 2, 2009 revised unsolicited proposal from Exelon Corporation (NYSE: EXC) significantly undervalues NRG and is not in the best interests of NRG’s stockholders.
Accordingly, today, the following official response was sent to Exelon Chairman and CEO, John Rowe:
July 8, 2009
Mr. John W. Rowe
Chairman and CEO
Exelon Corporation
P.O. Box 805398
Chicago, IL 60680-5398
Dear Mr. Rowe:
The Board of Directors of NRG Energy, Inc., in consultation with its financial and legal advisors, has thoroughly reviewed and considered your revised offer, as detailed in your July 2nd news release, which as of yesterday’s close represented $27 per NRG Share. The Board unanimously has rejected your proposal as it determined that the revised offer is not in the best interest of NRG stockholders in that it continues to substantially undervalue NRG. Indeed, by any objective analysis, the increase in your offer fails to adequately compensate NRG stockholders even for the value created by NRG since your original offer was launched. The Board also rejected this proposal due to the revised offer’s extraordinary conditionality which remains unchanged from Exelon’s original offer made last fall.
While your revised offer is not acceptable as is, it certainly represents a step in the right direction and is a welcome development after more than eight months of the 0.485 offer. The fact that you were able to increase your offer largely through over $200 million per year of newfound synergies identified by your consultants leaves open the possibility that, if you would properly recognize the value created by NRG itself, you would be able to increase your current 0.545 offer by a substantial amount.
To reiterate, these value creating actions by NRG include, but are not limited to, the following:
•	NRG’s Reliant Energy Acquisition—Worth $4.50 Per Share in Value:

Your economists ascribed less than $1 per share to the value of Reliant Energy. You will note from NRG’s revised guidance for 2009, we expect Reliant’s adjusted earnings per share to approach $1 per NRG share just in the last eight months of 2009. Reliant Energy’s contribution to NRG’s adjusted EBITDA over the same period is expected to be over $400 million. The robust countercyclical earnings power of Reliant’s retail franchise is just one of several reasons why the Reliant acquisition is worth significantly more than $1 per NRG share. We are confident, based solely on the earnings guidance released today, that Exelon’s economists will see it the same way.

•	NRG’s Unique Position in Leading the Nuclear Renaissance:

In your most recent investor presentation, you explicitly ascribe zero value to NRG’s nuclear development program. Yet Exelon has spent tens of millions of dollars over the past two years attempting to develop a greenfield nuclear plant in neighboring Victoria County. Surely Exelon, more than most, is in a position to appreciate and properly value our nuclear position in Texas, at the NRC and in the DOE loan guarantee program.

•	NRG’s Repowering Initiative Advances Low and No Carbon Technologies:

Cedar Bayou unit 4, NRG’s new 550 megawatt combined cycle plant in ERCOT’s Houston Zone, our new wind farms, GenConn and eSolar are just the current lead projects in RepoweringNRG and are representative of low carbon, asset-based EBITDA growth of a kind that is absent from the Exelon portfolio.

•	NRG’s Significant Cost and Performance Improvements:

Since 2005, NRG has executed on its FORNRG initiatives — NRG’s Companywide, multi-year initiative to increase the return on invested capital (ROIC) through operational performance improvements. This project has seen considerable success with over $150 million of after-tax savings through December 2008 and planned after-tax savings that we expect to result in approximately $300 million of annual additional recurring free cash flow improvements by 2012.
These value enhancing developments add to NRG’s financial strength which your revised offer does not yet appreciate or properly value. NRG is a Company that is on track to produce annual EBITDA for 2009 of $2.5 billion, which represents a compound annual growth rate in EBITDA over the past six years of 21% with a recurring free cash flow yield of 23%. It is the unanimously held view of NRG’s Board of Directors that such a company is worth significantly more than the $27 per share that your July 2nd offer represents.
As we told you when we first met last September, NRG is open to any proposal that properly reflects NRG’s fundamental value and extraordinary growth prospects. If you wish to pursue a possible combination with NRG in a more cooperative fashion, you should increase your July 2nd offer by an amount that properly reflects the specific value of the NRG initiatives, especially in light of the additional information provided today. Our management team then would be pleased to sit down with you or your economists and consultants to validate and quantify the combination synergies summarized in your July 2nd presentation and to demonstrate further the full value of NRG’s exceptional operating franchise and its unique growth initiatives so that Exelon could provide a reasonable measure of that value to NRG’s stockholders.
Sincerely,

/s/ David Crane	/s/ Howard Cosgrove

David Crane	Howard Cosgrove
President and Chief Executive Officer	Chairman of the Board
cc: Board of Directors of Exelon Corporation, c/o Corporate Secretary, Exelon Corporation
Conference Call
NRG will host a conference call on Wednesday, July 8, 2009 at 8:00 a.m. eastern. Investors, the news media and others may access the call by dialing 866.831.6162 (toll-free) or 617.213.8852 (international). The participant passcode is 29296339. A slide presentation and live audio webcast will be available at http://www.nrgenergy.com under the “Investors” section from the menu at the top of the page. The webcast will be archived on the Company’s website for those who are unable to listen in real time. Participants should plan to dial in or log on approximately five minutes prior to the scheduled start time.
About NRG
NRG Energy, Inc., a Fortune 500 company, owns and operates one of the country’s largest and most diverse power generation portfolios. Headquartered in Princeton, NJ, the Company’s power plants provide more than 24,000 megawatts of generation capacity—enough to supply more than 20 million homes. NRG’s retail business, Reliant Energy, serves more than 1.7 million residential, business, commercial and industrial customers in Texas. A past recipient of the energy industry’s highest honors—Platts Industry Leadership and Energy Company of the Year awards, NRG is a member of the U.S. Climate Action Partnership (USCAP), a group of business and environmental organizations calling for mandatory legislation to reduce greenhouse gas emissions. More information is available at www.nrgenergy.com.
Important Information
In connection with its 2009 Annual Meeting of Stockholders (the “2009 Annual Meeting”), NRG Energy, Inc. (“NRG”) has filed a definitive proxy statement on Schedule 14A with the Securities and Exchange Commission (the “SEC”). INVESTORS AND STOCKHOLDERS OF NRG ARE URGED TO READ THE PROXY STATEMENT FOR THE 2009 ANNUAL MEETING IN ITS ENTIRETY BECAUSE IT CONTAINS IMPORTANT INFORMATION. In response to the exchange offer proposed by Exelon Corporation referred to in this communication, NRG has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9. STOCKHOLDERS OF NRG ARE ADVISED TO READ NRG’S SOLICITATION/

RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 IN ITS ENTIRETY BECAUSE IT CONTAINS IMPORTANT INFORMATION. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities of NRG.
Investors and stockholders will be able to obtain free copies of NRG’s definitive proxy statement, the Solicitation/Recommendation Statement on Schedule 14D-9, any amendments or supplements to the proxy statement and/or the Schedule 14D-9, any other documents filed by NRG in connection with the 2009 Annual Meeting and/or the exchange offer by Exelon Corporation, and other documents filed with the SEC by NRG at the SEC’s website at www.sec.gov. Free copies of the definitive proxy statement, the Solicitation/ Recommendation Statement on Schedule 14D-9, and any amendments and supplements to these documents can also be obtained by directing a request to Investor Relations Department, NRG Energy, Inc., 211 Carnegie Center, Princeton, New Jersey 08540.
NRG and its directors and executive officers will be deemed to be participants in the solicitation of proxies in connection with its 2009 Annual Meeting. Detailed information regarding the names, affiliations and interests of NRG’s directors and executive officers is available in the definitive proxy statement for the 2009 Annual Meeting, which was filed with the SEC on June 16, 2009.
Forward-Looking Statements
This communication contains forward-looking statements that may state NRG’s or its management’s intentions, hopes, beliefs, expectations or predictions for the future. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, risks and uncertainties related to the capital markets generally. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included herein should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the SEC at www.sec.gov. Statements made in connection with the exchange offer are not subject to the safe harbor protections provided to forward-looking statements under the Private Securities Litigation Reform Act of 1995.
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Contacts:

Investors:	Media:
Nahla Azmy	Meredith Moore
609.524.4526	609.524.4522

David Klein	Lori Neuman
609.524.4527	609.524.4525

Erin Gilli	Dave Knox (Texas and Louisiana)
609.524.4528	713.795.6106